UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report:    April 30, 2026
(Date of earliest event reported)

ALBANY INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-10026	14-0462060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

325 Corporate Drive Portsmouth, New Hampshire	03801
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code       603-330-5800

None
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	AIN	The New York Stock Exchange (NYSE)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).
☐    Emerging growth company
☐    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Item 2.02.  Results of Operations and Financial Condition.
On April 30, 2026 Albany International issued a news release reporting first-quarter 2026 financial results. The Company will host a webcast to discuss earnings at 8:30 a.m. Eastern Time on Wednesday April 30, 2026. The news release is furnished as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits. The following exhibit is being furnished herewith:
99.1    News release dated April 30, 2026 reporting first-quarter 2026 financial results.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY INTERNATIONAL CORP.

By:	/s/ Willard C. Station

Name:	Willard C. Station
Title:	Executive Vice President, Chief Financial Officer
(Principal Financial Officer)
Date: April 30, 2026

EXHIBIT INDEX

Exhibit No.	Description
99.1	News release dated April 30, 2026 reporting first-quarter 2026 financial results.
104	Inline XBRL cover page.

Exhibit 99.1

Albany International Reports First-Quarter 2026 Results

•Q1 2026 net revenue of $311.3 million, compared to $288.8 million in Q1 2025.

•Q1 2026 net income attributable to the Company of $15.3 million, or diluted earnings per share (EPS) of $0.54, compared to net income of $17.4 million, or diluted EPS of $0.56, in the prior year.

•Adjusted EBITDA of $48.2 million in Q1 2026 and Adjusted EPS per diluted share of $0.60, compared to $55.7 million and $0.73 in Q1 2025.

•Paid $7.9 million in dividends and invested $9.3 million in capital in the first quarter, continuing its commitment of balanced capital allocation.

PORTSMOUTH, N.H.--(BUSINESS WIRE)--April 30, 2026 — Albany International Corp. (NYSE:AIN) today reported operating results for its first quarter of 2026, which ended March 31, 2026.

Gunnar Kleveland, Albany International’s President and Chief Executive Officer said, “Over the past year, we have taken steps to de-risk the business by addressing underperforming areas and sharpening our focus on profitable growth. This has driven a strong start to 2026, with results at the top end of our expectations.”

Kleveland continued, "Momentum built throughout the first quarter, with a particularly strong finish in March. Machine Clothing was able to recover a significant portion of lost production related to an equipment failure and Engineered Composites delivered solid performance driven by broad based volume growth across both commercial and defense.”

Consolidated Results

The Company’s net revenues were $311.3 million in the first quarter of 2026, compared to $288.8 million in the prior year, or $302.1 million on a same currency basis. The increase was primarily driven by higher volume in the Engineered Composites business, partially offset by softness in the Asia markets and downtime related to an equipment failure in the Machine Clothing business.

Gross profit of $99.8 million in the first quarter of 2026 was 3.4% higher than $96.5 million reported for the same period of 2025, as a result of strong sales in the Engineered Composites business.

Selling, general, and administrative expenses were $58.3 million in the first quarter of 2026, compared to $53.8 million in the same period of 2025, driven primarily by increases in personnel costs as well as costs associated with the planned divestiture of the Amelia Earhart facility.

Operating income was $25.4 million, compared to $28.3 million in the prior year, a decrease of 10.2%, driven by higher selling, general, and administrative expenses, which was partially offset by increased gross profit.

The effective tax rate for the quarter was 33.1% compared to a 26.6% effective tax rate in the first quarter of 2025. The increase in tax rate was largely due to an absence of favorable discrete items, including the release of valuation allowances in the prior period.

The net income attributable to the Company was $15.3 million, or $0.54 per share on a basic and diluted basis, compared to $17.4 million, or $0.56 per share in the first quarter of 2025.

Adjusted diluted earnings per share (or Adjusted EPS, a non-GAAP measure) was $0.60 per share, compared to $0.73 per share for the same period of last year.

Adjusted EBITDA (a non-GAAP measure) was $48.2 million, compared to $55.7 million in the first quarter of 2025, a decrease of 13.6%, due to a higher portion of revenue from Engineered Composites, primarily the CH-53K AFT program, which is now booked at zero margin following the actions taken in the third quarter of 2025, and lost leverage on lower volume in Machine Clothing. Adjusted EBITDA margin was 15.5% and 19.3% in the prior year.

Will Station, Albany International’s Chief Financial Officer, said, “Our continued focus on profitable growth is translating into strong results, with revenue up 7.8% year-over-year, marking the second consecutive quarter of solid top-line performance.  We expect to see this strength continue as implied by our guidance, though visibility remains limited in certain areas, particularly in Machine Clothing in China.”

Machine Clothing

MC's net revenues decreased 8.5% after adjusting for currency translation, primarily driven by weakness in the Asia markets due to overcapacity, partially offset by continued strength in the tissue market globally.

MC’s adjusted EBITDA margin was 25.9%, compared to 28.4% in the first quarter of 2025. The margin decline is primarily impacted by foreign currency impacts related to a weaker U.S. dollar. On a constant currency basis, margins remained stable at 28.2% despite lower volumes, driven by synergies and efficiency gains across the network.

Engineered Composites

AEC's net revenues increased 24.7% after adjusting for currency translation, driven by strength across commercial and defense programs, most notably on the commercial side of AEC within the LEAP program, and on the defense side under the CH-53K and missile programs.

Adjusted EBITDA margin was 11.7%, compared to 13.5% in the first quarter of 2025. The decline in margin was driven by mix, primarily the impact of CH-53K AFT program revenue.

Capital Allocation Balance Sheet

Capital expenditures were $9.3 million, compared to $15.6 million in the first quarter of 2025, and were driven primarily by facility optimizations. Research and development expenses totaled $13.0 million, compared to $11.9 million in the first quarter of 2025, consistent with the Company’s commitment to advancing proprietary technologies and supporting long-term growth in both Machine Clothing and Engineered Composites.

Albany ended the quarter with cash and cash equivalents of $122.6 million and total debt of $476.5 million, resulting in a net debt position of $354.0 million. The Company maintains significant financial flexibility and liquidity to support ongoing investment initiatives while continuing to return capital to shareholders.

Outlook for the Second Quarter of 2026

•Consolidated revenue between $335 million and $345 million
•Machine Clothing revenue between $180 million and $185 million
•Engineered Composite revenue between $155 million and $160 million
•Adjusted EPS between $0.70 and $0.80
•Second quarter effective tax rate of 31.5%

First-Quarter 2026 Results Conference Call/Webcast

The Company will host a webcast to discuss results at 8:30 a.m. Eastern Time on Thursday, April 30, 2026. Interested parties are encouraged to listen to the live webcast via the Company’s Investor Relations website at investors.albint.com or by registering via the link here. The event can also be accessed by dialing +1 (800) 715-9871 and using the access code 2964255.

An archive of the webcast will be available for replay on the website at approximately noon Eastern Time on Thursday, April 30, 2026.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Net revenues	$311,333	$288,774
Cost of goods sold	211,539	192,288

Gross profit	99,794	96,486
Selling, general, and administrative expenses	58,299	53,812
Technical and research expenses	12,957	11,896
Restructuring expenses, net	3,165	2,515

Operating income	25,373	28,263
Interest expense/(income), net	5,467	3,655
Other expense/(income), net	(3,193)	983

Income before income taxes	23,099	23,625
Income tax expense	7,650	6,276

Net income	15,449	17,349
Net income/(loss) attributable to the noncontrolling interest	168	(6)
Net income attributable to the Company	$15,281	$17,355

Earnings per share attributable to Company shareholders - Basic	$0.54	$0.56

Earnings per share attributable to Company shareholders - Diluted	$0.54	$0.56

Shares of the Company used in computing earnings per share:
Basic	28,321	30,823

Diluted	28,550	30,984

Dividends declared per Class A share	$0.28	$0.27

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$122,557	$112,350
Accounts receivable, net	241,639	235,084
Contract assets, net	80,847	87,102
Inventories	139,833	121,589
Income taxes prepaid and receivable	43,877	43,937
Prepaid expenses and other current assets	40,480	34,990
Assets held for sale	294,020	293,783
Total current assets	$963,253	$928,835

Property, plant and equipment, net	471,966	482,568
Intangibles, net	20,443	21,428
Goodwill	161,119	162,507
Deferred income taxes	64,473	68,499
Other assets	55,533	54,872
Total assets	$1,736,787	$1,718,709

Liabilities and Shareholders' Equity
Accounts payable	$75,170	$64,499
Accrued liabilities	143,557	139,385
Income taxes payable	22,819	35,090
Liabilities held for sale	197,068	203,323
Total current liabilities	438,614	442,297

Long-term debt	476,541	455,663
Other noncurrent liabilities	83,871	86,850
Deferred income taxes	2,346	1,797
Total liabilities	1,001,372	986,607

Commitments and Contingencies

Shareholders' Equity:
Class A Common Stock, par value $0.001 per share; authorized 100,000,000 shares; 41,040,745 issued in 2026 and 40,989,106 in 2025	41	41
Additional paid in capital	460,629	460,472
Retained earnings	983,704	976,373
Accumulated items of other comprehensive income:
Translation adjustments	(124,214)	(119,008)
Pension and postretirement liability adjustments	(23,327)	(23,911)
Derivative valuation adjustment	(293)	(619)
Treasury stock (Class A), at cost; 12,685,782 shares in 2026 and 12,685,782 in 2025	(567,139)	(567,139)
Total shareholders' equity	729,401	726,209
Noncontrolling interest	6,014	5,893
Total equity	735,415	732,102
Total liabilities and shareholders' equity	$1,736,787	$1,718,709

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$15,449	$17,349
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,478	19,585
Amortization	651	1,706
Change in deferred taxes	4,025	3,578
Impairment of property, plant and equipment	127	473
Non-cash interest expense	258	256
Compensation and benefits paid or payable in Class A Common Stock	1,460	2,651
Provision/(recovery) for credit losses from uncollected receivables and contract assets	(207)	269
Foreign currency remeasurement loss/(gain) on intercompany loans	(1,865)	2,886

Changes in operating assets and liabilities that provided/(used) cash:
Accounts receivable	(6,831)	(20,713)
Contract assets	5,722	11,421
Inventories	(18,466)	(12,873)
Prepaid expenses and other current assets	(5,398)	(2,624)
Income taxes prepaid and receivable	(64)	(70)
Accounts payable	10,893	17,482
Accrued liabilities	(2,103)	(21,164)
Income taxes payable	(12,659)	(17,080)
Noncurrent receivables	—	(200)
Other noncurrent liabilities	(1,594)	(1,046)
Other, net	(233)	233
Net cash provided by operating activities	5,643	2,119

Cash flows from investing activities:
Purchases of property, plant and equipment	(9,290)	(15,597)
Net cash used in investing activities	(9,290)	(15,597)

Cash flows from financing activities:
Proceeds from borrowings	65,000	96,998
Repayment of borrowings	(42,000)	(3,007)
Purchase of Treasury shares	—	(69,153)
Taxes paid in lieu of share issuance	(1,303)	(1,316)
Dividends paid	(7,928)	(8,431)
Net cash provided by financing activities	13,769	15,091

Effect of exchange rate changes on cash and cash equivalents	85	2,458

Increase in cash and cash equivalents	10,207	4,071
Cash and cash equivalents at beginning of period	112,350	115,283
Cash and cash equivalents at end of period	$122,557	$119,354

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$5,779	$3,857
Cash paid for income taxes	$15,904	$16,609

The following table presents the reconciliation of Net revenues to net revenues excluding the effect of changes in currency translation rates, a non-GAAP measure:

(in thousands, except percentages)	Net revenues as reported, Q1 2026	(Decrease)/ increase due to changes in currency translation rates	Q1 2026 revenues on same basis as Q1 2025 currency translation rates	Net revenues as reported, Q1 2025	% Change compared to Q1 2025, excluding currency rate effects
Machine Clothing	$165,952	$6,143	$159,809	$174,697	(8.5)%
Albany Engineered Composites	145,381	3,135	142,246	114,077	24.7%
Consolidated total	$311,333	$9,278	$302,055	$288,774	4.6%

The following table presents Gross profit and Gross profit margin:

(in thousands, except percentages)	Gross profit, Q1 2026	Gross profit margin, Q1 2026	Gross profit, Q1 2025	Gross profit margin, Q1 2025
Machine Clothing	$75,062	45.2%	$79,902	45.7%
Albany Engineered Composites	24,732	17.0%	16,584	14.5%
Consolidated total	$99,794	32.1%	$96,486	33.4%

Reconciliation of Net income/(loss) (GAAP) to Adjusted EBITDA (non-GAAP) for the current-year and comparable prior-year periods have been calculated as follows.

Three months ended March 31, 2026
(in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income/(loss) (GAAP)	$31,952	$8,598	$(25,101)	$15,449
Interest expense/(income), net	—	—	5,467	5,467
Income tax expense	—	—	7,650	7,650
Depreciation and amortization expense	8,302	8,787	40	17,129
EBITDA (non-GAAP)	40,254	17,385	(11,944)	45,695
Restructuring costs and other	2,676	—	489	3,165
Foreign currency revaluation (gains)/losses	(418)	(216)	(2,110)	(2,744)
Other transition expenses	—	—	236	236
Strategic/integration costs	521	—	1,518	2,039
Pre-tax loss/(income) attributable to noncontrolling interest	—	(231)	—	(231)
Adjusted EBITDA (non-GAAP)	$43,033	$16,938	$(11,811)	$48,160
Adjusted EBITDA margin (Adjusted EBITDA divided by net revenues) (non-GAAP)	25.9%	11.7%	—	15.5%

Three months ended March 31, 2025
(in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income/(loss) (GAAP)	$38,431	$1,616	$(22,698)	$17,349
Interest expense/(income), net	—	—	3,655	3,655
Income tax expense	—	—	6,276	6,276
Depreciation and amortization expense	7,706	13,295	290	21,291
EBITDA (non-GAAP)	46,137	14,911	(12,477)	48,571
Restructuring costs and other	1,603	1,168	—	2,771
Foreign currency revaluation (gains)/losses	1,692	(165)	3,059	4,586
Other transition expenses	—	(440)	—	(440)
Strategic/integration costs	182	—	40	222
Pre-tax (income) attributable to noncontrolling interest	79	(71)	—	8
Adjusted EBITDA (non-GAAP)	$49,693	$15,403	$(9,378)	$55,718
Adjusted EBITDA margin (Adjusted EBITDA divided by net revenues) (non-GAAP)	28.4%	13.5%	—	19.3%

The following table presents the reconciliation of Machine Clothing's Adjusted EBITDA Margin to Adjusted EBITDA Margin excluding the effect of changes in currency translation rates, a non-GAAP measure:

(in thousands, except percentages)	As reported, Q1 2026	(Decrease)/ increase due to changes in currency translation rates	Q1 2026 on same basis as Q1 2025 currency translation rates	As reported, Q1 2025
Machine Clothing Net revenues	$165,952	$6,143	$159,809	$174,697
Machine Clothing Adjusted EBITDA (non-GAAP)	43,033	(2,064)	45,097	49,693
Adjusted EBITDA Margin (Adjusted EBITDA divided by net revenues) (non-GAAP)	25.9%		28.2%	28.4%

Per share impact of the adjustments to earnings per share are as follows:

Three months ended March 31, 2026 (in thousands, except per share amounts)	Pre tax Amounts	Tax Effect	After tax Effect	Per share Effect
Restructuring costs and other	$3,165	$1,048	$2,117	$0.07
Foreign currency revaluation (gains)/losses	(2,744)	(908)	(1,836)	(0.06)
Other transition expenses	236	78	158	0.01
Strategic/integration costs	2,039	675	1,364	0.05

Three months ended March 31, 2025 (in thousands, except per share amounts)	Pre tax Amounts	Tax Effect	After tax Effect	Per share Effect
Restructuring costs and other	$2,771	$635	$2,136	$0.07
Foreign currency revaluation (gains)/losses	4,586	1,477	3,109	0.10
Other transition expenses	(440)	(110)	(330)	(0.01)
Strategic/integration costs	222	67	155	0.01

The following table provides a reconciliation of Earnings per share attributable to the Company shareholders - Diluted (GAAP) to Adjusted earnings per share attributable to the Company shareholders - Diluted (non-GAAP):

	Three months ended March 31,
Per share amounts (Diluted)	2026	2025
Earnings per share attributable to Company shareholders - Diluted (GAAP)	$0.54	$0.56
Adjustments, after tax:
Restructuring costs and other	0.07	0.07
Foreign currency revaluation (gains)/losses	(0.06)	0.10
Other transition expenses	0.01	(0.01)
Strategic/integration costs	0.05	0.01
Adjusted earnings per share attributable to Company shareholders - Diluted (non-GAAP)	$0.60	$0.73

The calculations of net debt are as follows:

(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Long-term debt	476,541	455,663	416,429
Total debt	476,541	455,663	416,429
Cash and cash equivalents	122,557	112,350	119,354
Net debt (non-GAAP)	$353,984	$343,313	$297,075

Free cash flow is defined as GAAP "Net cash provided by operating activities" in a period less "Purchases of property, plant and equipment" and "Purchased software" in the same period. Management believes free cash flow provides an important perspective on our ability to generate cash from our business operations and, as such, that it is an important financial measure for use in evaluating the Company's financial performance. Management uses free cash flow internally to assess overall liquidity. The following table illustrates the calculation of free cash flow:

	Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$5,643	$2,119
Purchases of property, plant and equipment	(9,290)	(15,597)
Free cash flow	$(3,647)	$(13,478)

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses.

• Machine Clothing is the world’s leading producer of custom-designed, consumable belts essential for the manufacture of paper, paperboard, tissue and towel, pulp, non-wovens and a variety of other industrial applications.
• Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms
.
Albany International is headquartered in Portsmouth, New Hampshire, operates 25 facilities in 12 countries, employs approximately 5,700 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Basis of Presentation

Certain amounts in prior year financial statements have been reclassified to conform to current year presentation.

Non-GAAP Measures

This release, including the conference call commentary associated with this release, contains certain non-GAAP measures, that should not be considered in isolation or as a substitute for the related GAAP measures. Such non-GAAP measures include net revenues and percent change in net revenues, excluding the impact of currency translation effects; adjusted net revenues; Adjusted Gross profit/(loss); Adjusted Operating income/(loss);EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin; Net debt; Net leverage ratio; Adjusted Net Income; and Adjusted Diluted earnings per share (or Adjusted EPS). Management believes that these non-GAAP measures provide additional useful information to investors regarding the Company’s operational performance.

Presenting Net revenues and change in Net revenues, after currency effects are excluded, provides management and investors insight into underlying revenues trends. Net revenues, or percent changes in net revenues, excluding currency rate effects, are calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. These current year revenues converted at prior year rates are then compared to the U.S. dollar amount as reported in the prior period.

EBITDA (calculated as net income excluding interest, income taxes, depreciation and amortization), Adjusted EBITDA, and Adjusted EPS are performance measures that relate to the Company’s continuing operations. The Company defines Adjusted EBITDA as EBITDA excluding costs or benefits that are not reflective of the Company’s ongoing or expected future operational performance. Such excluded costs or benefits do not consist of normal, recurring cash items necessary to generate revenues or operate our business. Adjusted EBITDA margin represents Adjusted EBITDA expressed as a percentage of net revenues.

Adjusted Net Income is a supplemental measure of our performance that is not required by, or presented in accordance with U.S. GAAP. The company defines Adjusted Net Income to exclude costs related to the review of strategic alternatives for its structures assembly business, which could include a potential sale of that portion of the business. Such excluded adjustments to profitability to future contracts do not consist of items that are considered normal or recurring in the course of continued business operations.

The Company defines Adjusted EPS as diluted earnings per share (GAAP), adjusted by the after tax per share amount of costs or benefits not reflective of the Company’s ongoing or expected future operational performance. The income tax effects are calculated using the applicable statutory income tax rate of the jurisdictions where such costs or benefits were incurred or the effective tax rate applicable to total company results.

The Company’s Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted EPS may not be comparable to similarly titled measures of other companies.

Net debt aids investors in understanding the Company’s debt position if all available cash were applied to pay down indebtedness.

We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements

This press release may contain statements, estimates, guidance or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” “guidance,” “guide,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Because forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q), actual results may differ materially from those expressed or implied by such forward-looking statements.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic conditions, including inflationary cost pressures, as well as global events, which include but are not limited to geopolitical events; paper-industry trends and conditions during 2026 and in future years; expectations in 2026 and in future periods of revenues, Adjusted Net Revenues, EBITDA, Adjusted EBITDA (both in dollars and as a percentage of net revenues), Adjusted Net Income, Adjusted EPS, income, gross profit, gross margin, cash flows and other financial items in each of the Company’s businesses, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the revenues growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect in some cases.

Investor Contact
Karen Blomquist
Director, Investor Relations
Tel +1 603.330.2461
EMAIL Karen.Blomquist@albint.com

Media Contact
Sheri Tripp
Senior Manager, Corporate Communications and Marketing
Tel +1 603.330.8317 EMAIL Sheri.Tripp@albint.com